Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made between Mo Katibeh (“Employee”) and RingCentral, Inc. (“Company”) (collectively, the “Parties”). In addition, the terms of the state specific addendum attached as Exhibit A apply to this Agreement to the extent that Employee worked for the Company in an identified state. The Parties acknowledge and agree as follows:

1.Termination of Employment Relationship. Employee has resigned from his position for Good Reason and terminated his at-will employment relationship with the Company effective August 15, 2023 (the “Separation Date”) and the Company has accepted that resignation for Good Reason.
2.Separation Consideration. In exchange for the execution and effectiveness of this Agreement and the execution and effectiveness of Supplemental Release referenced below (and attached as Exhibit B) (the “Supplemental Release”) on the Separation Date, and provided Employee abides by the terms of this Agreement, and performs Employee’s job duties through the Separation Date, the Company will pay or provide the following separation benefits, all of which constitutes the “Separation Consideration”:
a.Cash Severance. $600,000, subject to standard payroll deductions and withholdings, to be paid in equal installments following the Supplemental Release Effective Date (as defined in the Supplemental Release) in accordance with the Company’s regular payroll procedures over a period of 12 months (as defined below).
b.Bonus Severance. No later than two business days of the Separation Date, the Company will pay Employee a single lump-sum in cash equal to the $161,505 bonus that was approved by the compensation committee of the Company’s board of directors on July 29, 2023.
c.Equity Acceleration. Acceleration of the vesting of Employee’s 89,074 restricted stock units for shares of the Company’s Class A common stock (“RSUs”) that are outstanding and unvested as of the date that Employee signs this Agreement that otherwise would have vested had Employee remained employed through August 7, 2024 (and not thereafter). With respect to any outstanding RSUs that are subject to vesting based on the achievement of performance criteria (a “Performance-Based Tranche”) the 82,331 Performance-Based Tranche will become vested as to 100% of the portion of the Performance-Based Tranche that otherwise would have vested through August 7, 2024 (and not thereafter), assuming the performance criteria for the performance period had been achieved at target levels.
d.COBRA Severance. Provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, the Company will pay directly to the Company’s COBRA administrator as and when due the full cost of Employee’s COBRA premiums for a period of 12 months from the Separation Date, or until Employee is no longer eligible for COBRA coverage.
e.Consulting Payments: For the period August 16 through November 15, 2023 (“Consulting Period”), Employee shall provide consulting services as a special advisor to the incoming CEO. Provided that Employee remains reasonably available to provide transition services and makes himself available to and answer questions from the Company’s incoming CEO on a reasonable basis during the Consulting Period on terms and conditions mutually agreed, the Company will pay Employee $200,000 in three equal monthly installments on September 15, 2023, October 15, 2023, and November 15, 2023.
f.Additional Payment: Provided that Employee complies with his obligations under the additional non-competition agreement attached as Exhibit D, the Company will pay employee $400,000 in a single lump sum in cash within 10 days of the termination of Employee’s obligations under such agreement.
Employee acknowledges that the Separation Consideration is separate consideration for Employee’s promises, agreements, and representations in this Agreement and in the Supplemental Release and is in addition to anything of value to which Employee is already entitled. For the avoidance of doubt, Employee acknowledges that without this Agreement and the Supplemental Release, Employee is otherwise not entitled to the Separation Consideration or to be permitted to continue to work through the Separation Date and receive the salary he will earn through such date.
3.Equity. Other than with regard to the shares subject to the Equity Acceleration under Section 2.c., all of Employee’s unvested equity awards under the 2013 Equity Incentive Plan (the “Plan”), any equity grant agreements, or any other compensation or benefit plan, will be irrevocably canceled on the date that Employee signs this Agreement. Further, other than with respect to the Equity Acceleration, this Agreement does not amend or have any impact on Employee’s rights with respect to the shares potentially subject to the Equity Acceleration, which remain subject to the terms of the Plan or other plans.
4.Acknowledgments. Employee agrees: (a) the Company has paid Employee all wages, bonuses, and other forms of compensation due to Employee for work performed on behalf of the Company through the date he signs this Agreement; (b) the Separation Consideration represents full satisfaction of any and all payments or benefits to which Employee is or may become entitled to under any agreements between Employee and the Company and constitutes full and complete payment of any amounts and benefits to which Employee may be entitled pursuant to the Severance Policy; (c) except as otherwise provided in this Agreement, Employee is not entitled to receive compensation, fringe benefits, separation benefits or any other employee benefits of any kind from the Company on or after the Separation Date; (d) Employee has reported all workplace injuries; (e) Employee has had the opportunity to provide the Company with written notice of any concerns regarding suspected ethical and compliance issues on the part of the Company or any other Releasee; (f) Employee does not have a pending claim against the Company or any Releasee, including, but not limited to, for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or an act of retaliation against a person for reporting or opposing harassment or discrimination; or any other pending claims that are released under this Agreement, whether or not filed in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process.
5.Benefits. Employee’s participation in all benefits of employment, including, but not limited to, stock vesting, bonuses, vacation, and paid time off, cease as of the Separation Date. Employee’s group health insurance benefits, if any, shall cease on the last day of the month of Employee’s Separation Date in accordance with the terms of the applicable plans, subject to Employee’s right to continue coverage under COBRA and similar state benefit continuation laws.
6.Expense Reimbursements. Any requests for reimbursements for authorized expenses incurred through the Separation Date, including Employee’s reasonable attorneys’ fees related to the negotiation of this agreement for which Company will be invoiced and directly pay Employee’s counsel. All supporting documents must be submitted to the Company within 10 days of the Separation Date. The Company will process reimbursement for these expenses pursuant to its regular business practice.
7.Return of Company Property. On the Separation Date, Employee will return to the Company ( all property belonging to the Company, including, but not limited to, Confidential Information (as defined in the Confidential Information and Invention Assignment Agreement), that Employee had in Employee’s possession at any time, including, but not limited to: Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, computers, laptops, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions). Employee agrees not to retain any tangible or electronic copies of any such Company property in Employee’s possession or control. Employee agrees that Employee will not copy, disseminate, delete, or alter any information created or stored in any Company issued computer, laptop or other electronic device before returning such property to the Company. This Section 7 does not apply to any property which the Company and Employee agree in writing that the Employee has a right to retain.
8.Proprietary Information, Non-Interference and Dispute Resolution Obligations. During the remaining period of employment and after Employee’s Separation Date, and separate and apart from this Agreement, Employee acknowledges and agrees to comply with Employee’s continuing obligations under Employee’s Confidential Information and Inventions Assignment Agreement and any other previously signed agreements related to inventions, business ideas, confidentiality of corporate information, and unfair competition, a copy of which is attached as Exhibit C, and the Parties’ arbitration agreement signed by Employee on January 7, 2022. Proprietary information, confidential information and trade secrets protected in this or any other agreement or release that the Company has presented to Employee is hereby amended to exclude information protected under, and disparaging communications referenced below are subject to, the Protected Rights described in section 19 below (“Excluded Information”), and the Company will not seek to enforce or pursue penalties or claims for damages based on conduct involving Excluded Information. The Parties agree that any disputes arising from or related to this Agreement will be resolved in accordance with the Parties’ arbitration agreement which is set forth in the Employee’s Confidential Information and Inventions Assignment Agreement.
9.Confidentiality. Unless this Agreement is publicly-filed or its terms are publicly disclosed by the Company, subject to the “Protected Rights” section below, Employee agrees to maintain the confidentiality of this Agreement and will not disclose in any fashion the financial terms of this Agreement or the amount of the Separation Consideration to any person other than (1) to those rendering accounting, tax, or legal advice, and to Employee’s spouse or registered domestic partner provided that those individuals first agree to keep all the information confidential; (2) as directly required by applicable federal or state law; or (3) in any proceeding to enforce the terms of this Agreement. Employee warrants that, as of the date Employee signs this Agreement, Employee has not disclosed any information concerning this Agreement to anyone, subject to the permitted exceptions above.
10.Non-Disparagement. Subject to the “Protected Rights” section below, Employee shall not make any disparaging statements concerning the Company or its activities, or concerning the Releasees, or the Company’s products or services, where such comment or statement could adversely affect the conduct of the Company’s business or reputation. The Company, its board of directors and executive officers shall not make disparaging statements regarding Employee.
11.Cooperation. Employee agrees to make himself available to and answer questions from the Company’s incoming CEO on a reasonable basis through August 15, 2023. Further, Employee agrees to voluntarily cooperate with the Company if Employee has knowledge of facts relevant to any threatened or pending litigation against the Company by making themselves reasonably available for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
12.Release. In exchange for the Separation Consideration and other promises contained in this Agreement, Employee agrees, on behalf of Employee’s self, attorneys, family members, heirs, executors, administrators, successors, agents and assigns, to release, waive, acquit, and forever discharge, to the extent permitted by law, the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, parent entities, divisions, subsidiaries, predecessor and successor corporations, and assigns (“Releasees”), of and from all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, that Employee had, now has, or may have arising out of or related to agreements, events, acts or conduct at any time prior to and including the date Employee signs this Agreement. This release includes, but is not limited to, all claims and demands directly or indirectly arising out of or connected with Employee’s employment with the Company or the termination of that employment; related to salary, bonuses, commissions, stock, stock options, any ownership interests in the Company, any equity compensation, vacation pay, fringe benefits, expense reimbursements, separation pay, or any other term or condition of employment or form of compensation or wages; for attorneys’ fees or costs; under tort law or contract law (both express and implied) for wrongful discharge, constructive discharge, termination in violation of public policy, fraud, defamation, assault, battery, unfair business practices, personal injury, false imprisonment, negligence, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, invasion of privacy, breach of contract, breach of the implied covenant of good faith and fair dealing, and conversion; for discrimination, harassment, retaliation, and failure to accommodate in violation of any federal, state, or local statute, including, but not limited to, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Family Medical Leave Act (“FMLA”), the Immigration Reform and Control Act, any amendments to the foregoing, and any other federal, state, or local constitution, law, regulation, or ordinance; and any and all claims for any other allegedly unlawful behavior, the existence of which is specifically denied by the Company.
13.Exceptions to Release. Notwithstanding the above, the release contained in this Agreement is not intended to release claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA-covered retirement or health benefit plans as applicable on the date Employee signs this Agreement, (c) that may arise after Employee signs this Agreement, (d) for reimbursement of approved business expenses under the Company’s expense reimbursement policies, or (e) which cannot be released by private agreement.

14.Covenant Not to Sue. Employee promises not to file a lawsuit or arbitration proceeding based on any claim settled by this Agreement. If Employee breaks this promise or fails to comply with any obligations under this Agreement, Employee agrees to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such lawsuit or arbitration, or any Releasee’s efforts to enforce the terms of this Agreement. This provision is not intended to preclude otherwise available recovery of attorneys’ fees or cost specifically authorized under applicable law.
15.No Admission of Liability. This Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Releasees.
16.Applicable Time Periods. The Company has advised Employee to consult with an attorney prior to signing this Agreement and Employee affirms that Employee was represented by an attorney in his negotiation of this Agreement. As an express condition to being entitled to receive and be paid any Separation Consideration, Employee has until (1) August 7, 2023 at 10:00 a.m. California time (the “Agreement Deadline”), to review, sign and deliver this Agreement and (2) August 15, 2023 at 5:00 p.m. California time (the “Supplemental Release Deadline”) to sign and deliver the Supplemental Release. For the avoidance of doubt, Employee understands that except as specified below this Agreement will be null and void if (A) this Agreement not executed by Employee and delivered to the Company by the Agreement Deadline and (B) the Supplemental Release is not executed by Employee and delivered to the Company by the Supplemental Release Deadline and that, in either of such cases (A) or (B), Employee will not be entitled to the Separation Consideration. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”). For the avoidance of doubt, Employee understands that this Agreement will be null and void if this Agreement not executed by Employee and delivered to the Company by the Agreement Deadline and that Employee will not be entitled to the Separation Consideration if the Supplemental Release is not delivered to the Company by the Supplemental Release Deadline, although the provisions of Section 3 of this Agreement will apply once this Agreement is signed by the Parties.
17.Choice of Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of Delaware. Employee acknowledges and affirms that Employee has been individually represented by legal counsel in negotiating the terms of this Agreement, including, but not limited to, this Section 17. Employee represents and confirms that the Company has advised him as to the existence of California Labor Code Section 925 and its protections as to the law applicable to, and location for the resolution of, any claim or controversy between Employee and the Company arising in California. Employee acknowledges and confirms the Company has instructed him to consult counsel regarding the terms of this Agreement, and Employee states under penalty of perjury that he has in fact consulted counsel (i) as to the negotiation of the terms of this Agreement, (ii) its designation of Delaware law as the law applying to any dispute that may result from, arise out of, be in connection with or relating to this Agreement and Employee’s obligations thereunder, Employee’s employment with or separation from the Company (including claims or controversies arising in California), as well as (iii) this Agreement’s designation of Delaware courts as the exclusive venue or forum where any such disputes will be resolved. Employee agrees to provide the Company any further written confirmation requested to confirm the consultation referred to in this section.
18.Tax Consequences. The Company makes no representations with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
19.Protected Rights. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Employee further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes- Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit Employee’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Employee or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA.
20.Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to Employee, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Employee’s termination of employment, Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. Each payment, installment, and benefit payable under this Agreement is a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company or any subsidiary of the Company reimburse any Employee for any taxes that may be imposed on him or her, including as a result of Section 409A.
21.Authority. Employee represents and warrants that Employee has all necessary authority to enter into this Agreement and that Employee has not transferred any interest in any claims to Employee’s spouse or domestic partner or to any other third party.

22.Entire Agreement. This Agreement, including all Exhibits, and the Severance Policy constitute the complete, final and exclusive embodiment of the entire agreement and understanding between Employee and the Company with regard to its subject matter and Employee’s separation from the Company, Employee’s obligations under previously signed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition, existing equity agreements, and arbitration, and other dispute resolution policies remain intact. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by Employee and a duly authorized representative of the Company. The Parties agrees that should any part of this Agreement, except the release of claims, be found to be void or unenforceable by a court or arbitrator, that determination will not affect the remainder of this Agreement, and a court or arbitrator shall have the power to interpret and reform any void or unenforceable provision so as to comply with legal requirements and the intent of the Parties.
23.Additional Non-Competition Agreement. The Parties agree that concurrent with and in connection to the execution of this Agreement, they will enter into the Non-Competition Agreement attached as Exhibit D (the “Non-Competition Agreement”), which shall be a material term of this Agreement.
24.Breach. Employee acknowledges and agrees that any material breach of this Agreement, the Non- Competition Agreement, or Employee’s Confidential Information and Inventions Assignment Agreement, shall entitle the Company immediately to recover all of the Separation Consideration and/or cease providing any of the consideration and benefits provided to Employee under this Agreement and to obtain damages. For the avoidance of doubt, at a minimum, if Employee does not comply with all of his obligations under the Non-Competition Agreement through the Non- Competition Period (as defined in the Non-Competition Agreement), this will be a material breach of the Separation Agreement and Employee shall be obligated to repay the Company all of the Separation Consideration (as defined in the Separation Agreement).
25.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
a.Employee has read this Agreement;
b.Employee has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Employee’s own choice or has elected not to retain an attorney;
c.Employee understands the terms and consequences of this Agreement and of the releases it contains;
d.Employee is fully aware of the legal and binding effect of this Agreement; and

e.Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RingCentral, Inc.

Date:
John Marlow
Chief Administrative Office

In exchange for Separation Consideration and other promises contained in this Agreement, Employee is entering into this Agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter this Agreement. The Company has provided Employee with the opportunity to ask any questions regarding this Agreement and provided notice of and an opportunity to retain an attorney, or Employee already is represented by an attorney.

By signing Employee’s name below via DocuSign, Employee is (a) accepting the terms and conditions of this Agreement; and (b) agreeing that Employee’s typed name is Employee’s electronic signature and to use an electronic signature to demonstrate Employee’s acceptance of this Agreement. Employee’s electronic signature is as legally binding as an ink signature.

Date:
Mo Katibeh

EXHIBIT A:
STATE SPECIFIC ADDENDUM TO SEPARATION AGREEMENT AND RELEASE

APPLIES TO INDIVIDUALS WHO LIVED OR WORKED IN THE FOLLOWING STATES: ALABAMA, CALIFORNIA, HAWAII, ILLINOIS, MASSACHUSETTS, MINNESOTA, MONTANA, NEVADA, NEW JERSEY, NORTH DAKOTA, OREGON, SOUTH DAKOTA, WASHINGTON, OR WEST VIRGINIA

1.ALABAMA. If during employment with the Company, Employee lived or worked in Alabama, the following language is added to the end of the non-disparagement section:
The non-disparagement obligation in this agreement does not prevent Employee from exercising the right to (a) communicate with a law enforcement officer acting within the line and scope of the officer’s law enforcement duties that a violation of the law has occurred or is occurring; (b) communicate with a government regulator acting within the line and scope of the regulator’s regulatory duties that a violation of the law has occurred or is occurring; (c) respond to a lawfully served judicial, grand jury, or other lawful subpoena; (d) testify in a judicial or administrative proceeding in response to a lawfully served subpoena or an order of a court of competent jurisdiction; (e) confer with the obligated party’s attorney for the purpose of obtaining legal advice or representation; (f) respond to lawful discovery in a judicial or administrative action; provided the disparaging statement is either ordered by a court of competent jurisdiction or made in compliance with a protective order entered by the same court; (g) prosecute or defend a civil action between or among parties to a covered contract; provided the party making the disparaging statement attempts to and, if permitted by law, does file the disparaging statement and any related pleading under seal or in compliance with a protective order entered by a court of competent jurisdiction in the civil action; or (h) exercise federally protected statutory rights, including, but not limited to, the exercise of rights under the National Labor Relations Act or the Civil Rights Act of 1964, as amended.
2.CALIFORNIA. If during employment with the Company, Employee lived or worked in California, the following additions apply:
The following language is added to the end of the release:
Employee is releasing all rights under Section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The following is added to the section on exceptions to the release.
Employee is not waiving the right to indemnity for necessary expenditures or losses (e.g., reimbursement of business expenses) incurred on behalf of the Company as provided in Section 2802 of the California Labor Code.
The following is added to the section on protected rights:

Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful or waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
3.HAWAII. If during employment with the Company, Employee lived or worked in Hawaii, the following is added to the section on protected rights:
Nothing in this agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions shall be construed to prevent disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events, between employees, or between an employer and an employee.
4.ILLINOIS. If during employment with the Company, Employee lived or worked in Illinois, the following is added to the section on protected rights:
Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions is intended to or will be used in any way to limit Employee’s right to make truthful statements or disclosures regarding unlawful employment practices or precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
5.MASSACHUSETTS. If during employment with the Company, Employee lived or worked in Massachusetts, the following statutes are added to the list of statutes in the release and Arbitration Agreement: the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Minimum Fair Wages Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, the Massachusetts Earned Sick Time Law, and the anti-discrimination provisions of the Massachusetts Paid Family and Medical Leave Act.
6.MINNESOTA. If during employment with the Company, Employee lived or worked in Minnesota, Employee has 15 days to revoke the agreement instead of 7. In addition, the Agreement shall not become effective until the 15-day revocation period expires, provided Employee does not revoke.
7.MONTANA. If during employment with the Company, Employee lived or worked in Montana, the following language is added to the end of the release:

Employee is releasing all rights under Montana Code Annotated Section 28-1-1602, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY THE CREDITOR, MUST HAVE MATERIALLY AFFECTED THE CREDITOR’S SETTLEMENT WITH THE DEBTOR.
Employee understands that Employee is referred to in this statute as the “creditor” and the Company is referred to as the “debtor.”
8.NEVADA. If during employment with the Company, Employee lived or worked in Nevada, the following language is added to the section on protected rights:
Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions precludes Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices regarding the Company, its agents, or employees, when Employee has been required or requested to do so pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
9.NEW JERSEY. If during employment with the Company, Employee lived or worked in New Jersey, the following statutes are added to the list of statutes in the release and Arbitration Agreement: the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, and the Diane B. Allen Equal Pay Act.
In addition, the following is added to the section on protected rights:
Nothing in this Agreement including but not limited to the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions shall have the purpose or effect of requiring Employee to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that Employee does not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information.
10.NORTH DAKOTA. If during employment with the Company, Employee lived or worked in North Dakota, the following language is added to the release:
Employee expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to North Dakota Century Code § 9-13-02.
11.OREGON. If during employment with the Company, Employee lived or worked in Oregon, the following is added to the section on protected rights:
Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions shall have the purpose or effect of preventing Employee from disclosing factual information or discussing conduct that constitutes unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation; or prevents Employee from disclosing the amount or fact of any settlement. Employee acknowledges receiving a copy of the Company’s policy containing procedures and practices for the reduction and prevention of discrimination, including sexual assault.
12.SOUTH DAKOTA. If during employment with the Company, Employee lived or worked in South Dakota, the following language is added to the release:
Employee expressly waives any and all rights under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including but not limited to South Dakota Codified Laws Section 20-7-11.
13.WASHINGTON. If during employment with the Company, Employee lived or worked in the State of Washington, the following is added to the section on protected rights:
Nothing in this Agreement, including but not limited to, the acknowledgments, return of property, proprietary information, confidentiality, release, promise not to sue, cooperation, non-disparagement, and arbitration and class action waiver provisions prevents Employee from discussing or disclosing conduct, or the existence of a settlement involving conduct, that Employee reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that Employee remains subject to the obligation to keep confidential the amount paid in settlement of any claim.
14.WEST VIRGINIA. If during employment with the Company, Employee lived or worked in West Virginia, the following language is added to the agreement in the indicated places:
•“The West Virginia Human Rights Act” is added to the list of statutes in the release and Arbitration Agreement,
•A reference to “The toll-free number for the West Virginia Bar Association is 1-866-989-8227” is added to the section on applicable time periods,
•“This confidentiality obligation does not apply to communications between Employee and (i) the West Virginia Human Rights Commission and (ii) similarly situated employees” is added to the end of section on confidentiality, and
•“The method and/or factors used or considered in arriving at the amount of consideration offered” is included with the information provided for a group termination program. In addition, all employees in West Virginia receive the information about group termination programs.

EXHIBIT B:
CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

RINGCENTRAL, INC.
CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT
As a condition of my employment or my continuing employment with RingCentral, Inc., its subsidiaries, branches, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company, including my receipt of and access to specialized training, knowledge of the Company’s business, access to trade secrets and confidential information (as defined in this Agreement), customers and other valuable and confidential business information, and/or, an opportunity to deal with, and develop goodwill with its customers and prospective customers, and employees, and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following provisions of this RingCentral, Inc. Confidential Information and Invention Assignment (this “Agreement”).
1.At-Will Employment
I understand that my employment with the Company is “at will.” This means that I may terminate my employment with the Company at any time for any reason. Likewise, the Company may terminate my employment at any time and for any reason. Only the CEO of the Company has the authority to make any agreement to alter the at-will nature of my employment and then only in writing.
2.Applicability to Past Activities
I acknowledge that I may have been engaged to provide services to the Company for a period of time prior to the date of this Agreement (the “Prior Engagement Period”). Accordingly, I agree that if and to the extent that, during the Prior Engagement Period: (i) I received access to any information from or on behalf of the Company that would have been “Company Confidential Information” or “Associated Third Party Confidential Information (each as defined below); or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any Intellectual Property (as defined below); then any such information shall be deemed “Company Confidential Information” and/or “Associated Third Party Confidential Information” hereunder and any such item shall be deemed “Intellectual Property” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.
3.Confidentiality
A.Definition of Confidential Information. I understand that “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with the Company, whether recorded or not, and regardless of form or method of recording. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, proprietary information, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, source code, coding, developments, inventions, discoveries, ideas, concepts, processes, formulas, technology, designs, industrial designs, images, drawings, graphical user interfaces, engineering, hardware configuration information, network infrastructure or design thereof, systems, tools, databases (whether or not protected by copyright), data, sales, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, electronically, orally or by drawings or inspection of premises, parts, equipment, or other Company property. In addition, Company Confidential Information also includes information about the Company’s and its affiliates’ current employees, consultants and service providers including: compensation information and expectations, skills, knowledge, ability to create or fulfill certain functions, products and services, work experiences, and strengths and weaknesses as employees. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish: (i) was publicly known or made generally available prior to the time of disclosure by the Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. I understand that nothing in this Agreement limits employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law of the Jurisdiction.
B.Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not: (i) use Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment; or (ii) disclose Company Confidential Information to any third party without the prior written authorization of the General Counsel of the Company. Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the General Counsel of the Company to the extent permitted under applicable law. I agree that I obtain no title to any Company Confidential Information, and that as between the Company and myself, the Company retains all Company Confidential Information as the sole property of the Company. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 3.B shall continue after termination of my employment.
C.Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, incorporate, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
D.Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, affiliates, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, the business plans and interests of Associated

Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any of the Company’s policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.
E.Provision of Confidential Information. The Company agrees to provide me, at the Company’s discretion, with certain Confidential Information regarding the Company that will enable me to optimize the performance of my duties to the Company. I agree that the Company will have no obligation to make available to me any of its Confidential Information after the termination of my employment.
F.Protected Disclosures. For the avoidance of doubt, I understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I further understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company, or to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information. I understand that nothing in this Agreement limits or prohibits me from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement, including its definition of Company Confidential Information, limits employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, nothing in this Agreement denies California employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct as required by applicable law.
4.Ownership
A.Assignment of Intellectual Property. As between the Company and myself, I hereby convey and agree that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, modifications, developments, discoveries, concepts, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the

Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, industrial designs, or other rights relating to the foregoing, except as provided on Exhibit A hereto or deemed by the Company to constitute Excluded Developments (collectively, “Intellectual Property”), are the sole property of the Company. I also agree to promptly make full written disclosure to the Company of any Intellectual Property, and to deliver and assign and hereby irrevocably assign my right, title and interest in and to Intellectual Property fully to the Company. I agree that this assignment includes a present conveyance to the Company of ownership of Intellectual Property that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I agree to cooperate fully with any requests by the Company relating to assignment, filing, prosecution, or litigation of Intellectual Property. I understand and agree that the decision whether or not to monetize or commercialize or market any Intellectual Property is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to monetize or commercialize any such Intellectual Property.
B.Excluded Developments. Except for the inventions disclosed on Exhibit A, I do not have any right or claim to any invention, idea, process, formula, discovery, copyright, patent or other such item or matter. No rights are hereby conveyed to inventions, if any, made by me prior to employment by the Company, which inventions are listed in Exhibit A, attached hereto (“Excluded Developments”) To the extent allowed by law, the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Excluded Developments, without restriction, including, without limitation, as part of or in connection with such Intellectual Property, and to practice any method related thereto. However, I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or rights owned by any third party into any Intellectual Property without the Company’s prior written permission. If no list of Excluded Developments is attached, I represent and warrant that there are no such Excluded Developments. Furthermore, I represent and warrant that if any Excluded Developments are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement.
C.Inventions Not Assigned. I understand and acknowledge that the assignment of inventions under this Agreement does not apply to an invention which qualifies fully for protection under the provisions of applicable state law,1 if any, that I may have acquired in connection with an invention, discovery or improvement that was developed entirely on my own time for which no equipment, supplies, facilities or trade secret information of the Company was used and (a) that does not relat
1 As applicable: Delaware Code Title 19 Section 805; Illinois 765ILCS1060/1-3, “Employees Patent Act”; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-l through 34-39-3, “Employment Inventions Act”; Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140; California Labor Code Section 2870, which states: “Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”

e directly or indirectly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or (b) that does not result from any work performed by me for the Company.
D.Moral Rights. Any assignment to the Company of Intellectual Property includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
E.Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Intellectual Property made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between Company and myself, the records are and will be available to and remain the sole property of the Company at all times.
F.Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Intellectual Property, and testifying in a suit or other proceeding relating to such Intellectual Property. I further agree that my obligations under this Section 4.F shall continue after the termination of this Agreement.
G.Attorney-in-Fact. I agree that, if the Company is unable, because of my unavailability, mental or physical incapacity, or for any other reason, to secure my signature with respect to any Intellectual Property, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents, industrial designs, or copyright registrations covering the Intellectual Property assigned to the Company in Section 4.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Intellectual Property to further the prosecution and issuance of patents, industrial designs, or copyright registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.
5.Conflicting Obligations
A.Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is related to the business or affairs in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.
B.Prior Relationships. Without limiting Section 5.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, to the extent allowed by law, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action.
6.Return of Company Materials
A. Definition of Electronic Media Equipment and Electronic Media Systems. I understand that “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. I understand that “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for my use directly by the Company or by third-party providers on behalf of the Company.
B.Return of Company Property. I understand that anything that I created or worked on for the Company while working for the Company belongs solely to the Company and that I cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Intellectual Property, all electronically stored information and passwords to access such property, Company credit cards, records, documentations, data, notes, notebooks, lab books, reports, files, software, code, coding, tools, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, slides, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 4.E.
C.Return of Company Information on Company Electronic Media Equipment. In connection with my obligation to return information to the Company, I agree that I will not copy, disseminate, delete, or alter any information, including personal information voluntarily created or stored, contained upon my Electronic Media Equipment before I return the Electronic Media Equipment and Electronic Media Systems to the Company.
D.Return of Company Information on Personal Electronic Media Equipment. In addition, if I have used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any information that relates to the Company, including but not limited to, Company Confidential Information, I agree to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if I locate such information I agree to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems; and I agree to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, I agree to delete and expunge all information that relates to the Company.
7.Termination Certification
Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B.
8.Restrictive Covenants, Non-Solicitation and Non-Interference
A.Unfair Competition Restrictive Covenant. I covenant and agree that during my employment and during the Restricted Period, I will not, either as an employee, owner, adviser, consultant, or contractor, perform activities of the type conducted, authorized, offered, or provided by me for the Company within one (1) year before the effective date of termination of my employment, for any Competitive Entity within the Restricted Territory.
I understand that if I am a licensed attorney working in the capacity as an attorney for the Company, this Section 8.A does not apply to me.
For employees who reside in California, North Dakota, Oklahoma and Nebraska: The provisions of this Section 8.A are not applicable.
For employees who reside in Massachusetts: The provisions of Section 8.A will not apply unless I receive garden leave payments on a pro-rata basis for the entirety of the restricted period of at least 50 percent of my highest annualized base salary in effect within the 2 years preceding my termination.
For employees who reside in Oregon: The provisions of Section 8.A will not apply unless I receive this Agreement at least two weeks before the first day of employment or the Agreement is entered into upon a subsequent bona fide promotion or advancement.
B.Non-Solicitation of Customers. I agree that, during my employment and for the Restricted Period, I will not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers, including actively sought prospective customers, with whom I had material contact during my employment, for purposes of providing products or services that are competitive with those provided by the Company.
For employees who reside in California and North Dakota: The provisions of this Section 8.B are not applicable and are limited as follows: I will not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers, including actively sought prospective customers, with the use of Company trade secret information I obtained during my employment, for purposes of providing products or services that are competitive with those provided by the Company.
For employees who reside in Louisiana: The provisions of this Section 8.B specifically are limited to the Restricted Territory as defined for Louisiana Employees.
For employees who reside in New York: The provisions of this Section 8.B shall be deemed modified so that Company’s customers means a person or entity that I had relevant business-related dealings with or access to Confidential Information about for the first time during my employment with the Company.

For employees who reside in Oklahoma: The provisions of Section 8.B shall be limited to direct solicitation of established customers with whom I had material contact during my employment, for purposes of providing products or services that are competitive with those provided by the Company.
For employees who reside in Oregon: The provisions of Section 8.B will not apply unless I receive this Agreement at least two weeks before the first day of employment or the Agreement is entered into upon a subsequent bona fide promotion or advancement
C.Non-Solicitation of Employees. I agree that during my employment and for the Restricted Period, I will not directly or indirectly, on my own behalf or in the service or on behalf of others, solicit, or attempt to solicit for hire, any employee of the Company with whom Employee had material contact during Employee’s employment
For employees who reside in California and North Dakota: The provisions of Section 8.C shall be limited to the solicitation of employees by unlawful means including the use of Company trade secret information.
For employees who reside in Wisconsin: The provisions of Section 8.C shall be limited to the solicitation of employees with whom I worked, as to whom I had supervisory responsibilities, or regarding whom I received Confidential Information during the last two years of employment (or such shorter period of time as Employee is employed), are who are in management, supervisory, sales, research and development, or similar roles where the employees are provided Confidential Information or are involved in business dealings with the Company’s customers.
D.Definitions. Certain terms used in this Agreement shall have the following definitions:
“Competitive Entity” means any entity engaged in activities or providing products and services that are the same as or similar to those engaged in or provided by the Company.
“Restricted Period” means a period of one (1) year from the effective date of termination of employment, whether such employment is terminated by the Company or by Employee, or to the extent that I have an agreement with the Company that contemplates a longer restricted period of time applicable to restrictive covenants, for that longer period of time.
“Restricted Territory” means the territory to which I was assigned and/or in which I had responsibility.
For employees who reside in Louisiana: “Restricted Territory” means the territory to which Employee was assigned and/or in which Employee had responsibility outside of Louisiana and the following Louisiana parishes in which the Company conducts business: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.
I understand I have the right to consult with counsel prior to signing this Agreement.
9.Conflict of Interest Guidelines
I agree to diligently adhere to all policies of the Company, including the Company’s Insider Trading Policy, its Employee Handbook, and its Code of Business and Ethics.

10.Representations
Without limiting my obligations under Section 4.F above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
11.AUDIT
I acknowledge that I have no reasonable expectation of privacy in any computer, handheld device, telephone, voicemail, email or other technology system that is used to conduct the business of the Company. All information, data, electronic communications and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.
I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all Company network traffic to and from any computer, handheld device, telephone, voicemail, email or other technology system I may use to access the Company’s internal networks. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.
I also understand and agree that as it relates to the Company’s desire to protect its confidential and proprietary information, I have no expectation of privacy as to any personal Electronic Media Equipment or personal Electronic Media Systems that I have used for Company purposes. I further agree that the Company, at its sole discretion, may have access to such personal Electronic Media Equipment or personal Electronic Media Systems to retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems. I also consent to an exit interview and an audit to confirm my compliance with this Agreement, and I will certify in writing that I have complied with the requirements of this Agreement.

12.Miscellaneous
A.Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of the applicable Jurisdiction where I was employed or where the breach occurred.
B.References to “the Company”. I understand that RingCentral, Inc. shall be “the Company” for all purposes relevant to application or interpretation of this Agreement unless otherwise decided by RingCentral, Inc. and communicated to me and that such decision to have “the Company” refer to another entity may be made by RingCentral, Inc. at any time and be communicated to me at any time and in any manner likely to give notice.
C.Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise, and I hereby consent to any such assignment.
D.Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, compensation, conditions or any other terms of my employment will not affect the validity or scope of this Agreement.
E.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
F.Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.
G.Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or CEO of the Company and me. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
H.Electronic Signature. I acknowledge that I have on this day received a copy of this Agreement and that by entering my name where indicated that I am signing this Agreement electronically, hereby certifying that I have read, understood, and accepted the Agreement and agree to be bound by its terms.
I.Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

Date:
Signature

Name of Employee (typed or printed)

AGREED: RingCentral, Inc.

EXHIBIT A – EXCLUDED DEVELOPMENTS
This Exhibit A explains the Company’s policies regarding Intellectual Property that constitutes Excluded Developments under the Agreement. All employees who develop or wish to develop Intellectual Property that they believe to constitute an Excluded Development, must complete the Company’s Outside Activities form.
General Exclusion. I understand that the provisions of this Agreement requiring assignment of Intellectual Property to the Company do not apply to any Excluded Developments that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secret information, licensed technology or Company Confidential Information, except for those Intellectual Property that either: (i) related at the time of conception or reduction to practice of such Intellectual Property to the Company’s business or affairs, or actual or reasonably anticipated research or development of the Company; (ii) was suggested by or resulted from or related to any work that I performed for the Company or to any Company Confidential Information; or (iii) was within the scope and is related to my general duties to the Company. An item shall only constitute an Excluded Development if I disclose it to the Company and it does not meet the criteria listed above. I will not incorporate, or permit to be incorporated, any Excluded Development owned by me or in which I have an interest into a Company product, process or service without the Company’s prior written consent. NO DISCLOSURE MADE UNDER THIS SECTION SHALL BE BINDING ON THE COMPANY AND NO ACTION OR INACTION BY THE COMPANY FOLLOWING RECEIPT OF SUCH DISCLOSURE OR BECOMING AWARE OF ANY SUCH INTELLECTUAL PROPERTY SHALL WAIVE, LIMIT, OR RELEASE ANY RIGHTS THAT THE COMPANY MAY HAVE IN OR TO ANY SUCH INTELLECTUAL PROPERTY. FURTHER, I AGREE NOT TO SHARE WITH THE COMPANY ANY CONFIDENTIAL OR PROPRIETARY INFORMATION THAT BELONGS TO A PARTY OR PERSON OTHER THAN ME.
Employees in California are not subject to the “General Exclusion” listed above. Employees in California are subject to the “California Provisions” set forth below.
California Provisions. SOLELY TO THE EXTENT THAT CALIFORNIA IS THE APPLICABLE JURISDICTION, I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INTELLECTUAL PROPERTY (AS DEFINED UNDER SECTION 4.A) TO THE COMPANY DO NOT APPLY TO ANY INTELLECTUAL PROPERTY THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 THAT I HAVE READ. I WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INTELLECTUAL PROPERTY THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE NEED NOT BE HELD IN CONFIDENCE BY THE COMPANY. NO DISCLOSURE MADE UNDER THIS SECTION SHALL BE BINDING ON THE COMPANY AND NO ACTION OR INACTION BY THE COMPANY FOLLOWING RECEIPT OF SUCH DISCLOSURE OR BECOMING AWARE OF ANY SUCH INTELLECTUAL PROPERTY SHALL WAIVE, LIMIT, OR RELEASE ANY RIGHTS THAT THE COMPANY MAY HAVE IN OR TO ANY SUCH INTELLECTUAL PROPERTY. FURTHER, I AGREE NOT TO SHARE

WITH THE COMPANY ANY CONFIDENTIAL OR PROPRIETARY INFORMATION THAT BELONGS TO A PARTY OR PERSON OTHER THAN ME.
CALIFORNIA LABOR CODE SECTION 2870
“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
a.Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
b.Result from any work performed by the employee for the employer.
a.To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT B – TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to RingCentral, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”). I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment, signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.
I further agree that, in compliance with the Confidential Information and Invention Assignment, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

Date:
Signature

Name of Employee (typed or printed)

Employee’s Address for Notifications:

Employee’s email address and phone number:

New Employer’s Name:

New Employer’s Address:

EXHIBIT C: SUPPLEMENTAL RELEASE

This Supplemental Release is made between Mo Katibeh (“Employee”) and RingCentral, Inc. (“Company”) (collectively, the “Parties”). All capitalized terms not defined herein shall have the meaning set forth in the Separation Agreement and Release signed by Employee on August 7, 2023 (the “Separation Agreement”).
1.Consideration. In further consideration for the Separation Consideration provided under the Separation Agreement, Employee hereby extends Employee’s release and waiver of claims to any claims that may have arisen between the date that Employee signed the Separation Agreement and the Separation Date arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Supplemental Release.
2.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that the representations made in Section 4 of the Separation Agreement are true and complete through the Separation Date.
3.Incorporation of Terms of Agreement. The Parties further acknowledge that the terms of the Separation Agreement shall apply to this Supplemental Release and are incorporated herein in full to the extent that they are not inconsistent with the express terms of this Supplemental Release.
4.Return of Property. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has complied with his obligations under Section 7 of the Separation Agreement to return all Company property.
5.Supplemental Release Effective Date. Employee understands that this Supplemental Release shall be null and void (i) if executed by Employee before the Separation Date or (ii) if not executed by Employee within one (1) calendar day following the Separation Date. This Supplemental Release will become effective on the first calendar day following the Separation Date, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Supplemental Release Effective Date”).
6.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Supplemental Release voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)Employee has read this Supplemental Release;
(b)Employee has a right to consult with an attorney regarding this Supplemental Release, and has been represented in the preparation, negotiation, and execution of this Supplemental Release by an attorney of Employee’s own choice or has elected not to retain an attorney;
(c)Employee understands the terms and consequences of this Supplemental Release and of the releases it contains;
(d)Employee is fully aware of the legal and binding effect of this Supplemental Release; and

(e)Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

RingCentral, Inc.

Date:
John Marlow
Chief Administrative Office

In exchange for Separation Consideration and other promises contained in this Supplemental Release, Employee is entering into this Supplemental Release voluntarily, deliberately, and with all information needed to make an informed decision to enter this Supplemental Release. The Company has provided Employee with the opportunity to ask any questions regarding this Supplemental Release and provided notice of and an opportunity to retain an attorney, or Employee already is represented by an attorney.

By signing Employee’s name below via DocuSign, Employee is (a) accepting the terms and conditions of the Supplemental Release; and (b) agreeing that Employee’s typed name is Employee’s electronic signature and to use an electronic signature to demonstrate Employee’s acceptance of the Supplemental Release. Employee’s electronic signature is as legally binding as an ink signature.

Date:
Mo Katibeh

EXHIBIT D:
NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT
This Non-Competition Agreement (this “Agreement”) is being executed and delivered as of August 7, 2023, by Mo Katibeh (“Employee”) in favor and for the benefit of RingCentral, Inc., a Delaware corporation, and its direct and indirect affiliates and subsidiaries (collectively the “Company”) (together, the “Parties”).
INTRODUCTION
Employee is employed by the Company and signed a Confidential Information and Invention Assignment Agreement with the Company dated January 7, 2022 (the “Confidentiality Agreement”), which Agreement is and shall continue to remain in full force and effect notwithstanding Employee’s resignation. During the course of Employee’s employment with the Company, and in connection with the performance of his duties with the Company, Employee had access to and received substantial amounts of confidential, proprietary, and trade secret information. Employee acknowledges that the Company has a substantial and reasonable interest in protecting the confidential, proprietary, and trade secret status of said information.
Employee has resigned for Good Reason and will separate from employment with the Company effective August 15, 2023 (the “Separation Date”) and the Company wishes to ensure that, following the Separation Date, Employee continues to protect the confidential, proprietary, and trade secret status of the Company’s information.
This Agreement is Exhibit D to the Separation Agreement and Release signed by Employee on August 7, 2023 (the “Separation Agreement”) and is a material term of the Separation Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises made herein the Parties agree as follows:
1.Effective Date. This Agreement shall be effective as of the date it is signed by both Parties.
2.Consideration. Executive agrees and acknowledges that this Agreement is a material term of the Separation Agreement and that Employee’s compliance with this Agreement is a necessary component of his compliance with the Separation Agreement. If Employee complies with his obligations herein through the Non- Competition Period (as defined below), provided that Employee complies with all of his obligations under the Confidentiality Agreement, and provided that Employee has executed and complies with the Separation Agreement (and all of its Exhibits), the Company shall continue to provide the Separation Consideration (as defined in the Separation Agreement) to Employee in accordance with the Separation Agreement. If, however, Employee does not comply with his obligations under this Agreement through the Non-Competition Period, this will be a material breach of the Separation Agreement and thereby require and obligate Employee to repay the Company all of the Separation Consideration (as defined in the Separation Agreement).
3.Non-Competition. During the Non-Competition Period, Employee shall not, without the prior written consent of Company, directly or indirectly: (a) establish, engage in, conduct, or operate, anywhere in the Restricted Territory (as defined below), any Competing Business (as defined below); (b) be or become an officer, director, member, employee, consultant or advisor, or equity or debt holder of any Competing Business in the Restricted Territory; or intentionally solicit or intentionally encourage (or have another person solicit or encourage) any Business Relation to cease its or diminish its relationship with RingCentral (whether or not such Employee has had personal contact with such Business Relation); provided, that nothing in this Agreement shall prevent or restrict Employee from any of the following: (i)

owning as a passive investment of less than 2.0% of the outstanding shares of capital stock or indebtedness of a corporation (whether public or private) that is a Competing Business, provided that Employee does not have the ability to, and does not seek to exercise any, control or otherwise influence the management or operations of such corporation; (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university or other non-profit research organization; or (iv) any activity consented to in advance in writing by the Company.
For purposes of this Agreement:
“Business Relation” means anyone who is currently, or has in the twelve months prior to the Separation Date been, an employee, consultant, partner, or reseller of the Company with whom Employee had material contact during the last twelve months of Employee’s employment.
“Competing Business” means any of 8x8, Aircall, Amazon.com (Communications division), Avaya, Cisco (UCaas and WebEx), Dialpad, Five9, Genesys Telecommunications Laboratories, Microsoft (Teams), Mitel, Nextiva, TalkDesk, Twilio, Ujet, Vonage Holdings, and Zoom Video Communications. To the extent that a listed company engages both in activities that would be a Competing Business and activities that do not, the restrictions of this Agreement will apply only with respect to the activities that would be a Competing Business if they were operated as a stand-alone company.
“Non-Competition Period” means the period commencing on the Separation Date and ending on August 15, 2024.
“Restricted Territory” means each and every country, province, state, city, or other political subdivision of the world in which the Company or any of its wholly owned subsidiaries is currently engaged, , or otherwise distributes, licenses or sells its products in connection with the Competing Business as of the Separation Date.
4.Severability of Covenants. If any provision of Section 3 is deemed to exceed the time, geographic or scope limitations permitted by applicable law, the Company and Employee agree that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.
5.Independence of Obligations. The covenants and obligations of Employee set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Employee, on the one hand, and the Company, on the other.
6.Employee Acknowledgements. Employee acknowledges that Employee’s agreement as set forth herein is necessary to preserve and protect the Company’s confidential, proprietary, and trade secret information, as well as to preserve and protect the value and goodwill of the Company following the Separation Date. Employee also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) the Company is engaged in a highly competitive industry; (B) Employee has had unique access to the Company’s confidential, proprietary, and trade secret information, including but not limited Company know-how, as well as the plans and strategy (and, in particular, the competitive strategy) of the Company; (C) Employee believes he would be able to obtain suitable and satisfactory employment without violation of this Agreement; and (D) Employee believes that this Agreement provides no more protection than is reasonably necessary to protect the Company legitimate interest in the protection of its goodwill, confidential, proprietary, and trade secret information.

7.Severability. Subject to Section 4, if any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of (i) such provision or part thereof under any other circumstances or in any other jurisdiction or (ii) the remainder of such provision or the validity or enforceability of any other provision of this Agreement.
8.Governing Law and Enforcement.Choice of Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the negotiation, administration, performance, or enforcement of this Agreement (the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, including its statutes of limitations.Choice of Venue. Each of Employee and the Company irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware. Each Party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such courts. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the headquarters of the Company and to the address most recently provided in writing by Employee to the Company. Any such service of process shall be effective upon delivery. Labor Code Section 925 Confirmation. Employee represents and confirms that the Company has advised him as to the existence of California Labor Code Section 925 and its protections as to the law applicable to, and location for the resolution of, any claim or controversy between Employee and the Company arising in California. Employee acknowledges and confirms the Company has instructed him to consult counsel regarding the terms of this Agreement, and Employee states under penalty of perjury that he has in fact consulted counsel (i) as to the negotiation of the terms of this Agreement, (ii) its designation of Delaware law as the law applying to any dispute that may result from, arise out of, be in connection with or relating to this Agreement and Employee’s obligations thereunder, Employee’s employment with or separation from the Company (including claims or controversies arising in California), as well as (iii) this Agreement’s designation of Delaware courts as the exclusive venue or forum where any such disputes will be resolved. Employee agrees to provide the Company any further written confirmation requested to confirm the consultation referred to in this section.
(d)Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT, OR ANY OTHER RELEVANT MATTER.
(e)Specific Performance and Other Remedies.
(i)The parties to this Agreement agree that, in the event of any breach or threatened breach by Employee of any covenant, obligation or other agreement set forth in this Agreement, (i) the Company shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and a restraining order an injunction preventing or restraining such breach or threatened breach, and (ii) immediately recover and/or cease providing the Separation Consideration provided to

Employee under the Separation Agreement. The Company shall not be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.
(ii)Any and all remedies herein expressly conferred herein upon the Company shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law, in equity, by contract, or otherwise upon the Company, and the exercise by the Company of any one remedy will not preclude the exercise of any other remedy. Without limiting the generality of the foregoing, the rights and remedies of the Company hereunder, and the obligations and liabilities of Employee hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the laws of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit Employee’s obligations or the rights of the Company under the terms of any other agreement between Employee and the Company, including the Separation Agreement.
9.Entire Agreement/Amendment. This Agreement, the Confidentiality Agreement, and the Separation Agreement (and all exhibits therein), and the documents and instruments and other agreements referenced herein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter of this Agreement, except that the terms of the Confidentiality Agreement shall remain in full force and effect and shall be deemed to supplement and not diminish Employee’s obligations to protect said Company information, as well as any existing equity agreements. The Parties agreed that the dispute resolutions provisions of this Agreement shall supersede the arbitration agreement between the Parties that was signed by Employee on January 7, 2022. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of the Party against whom enforcement is sought. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Neither the failure nor any delay by any party in exercising any right, power, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any right, power, privilege or remedy under this Agreement, shall operate as a waiver of such right, power, privilege or remedy.
10.Binding Nature/Assignment. This Agreement and all obligations hereunder are personal to Employee and may not be assigned, delegated or otherwise transferred by Employee at any time. This Agreement will be binding upon Employee and Employee’s representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of the Company and its direct and indirect affiliates and subsidiaries, each of whom (other than the Company) is an express third-party beneficiary of this Agreement with the ability to enforce this Agreement as if it were the Company hereunder. The Company may assign this Agreement and all other rights acquired hereunder in their entirety or in part at any time to any affiliate of or successor to the Company.
11.Construction. Each Party has been represented by counsel during the negotiation and execution of this Agreement and hereby waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below. RingCentral, Inc.

RingCentral, Inc.

Date:
John Marlow
Chief Administrative Office

By signing Employee’s name below via DocuSign, Employee is (a) accepting the terms and conditions of this Agreement; and (b) agreeing that Employee’s typed name is Employee’s electronic signature and to use an electronic signature to demonstrate Employee’s acceptance of this Agreement. Employee’s electronic signature is as legally binding as an ink signature.

Date:
Mo Katibeh